FOR IMMEDIATE RELEASE AUGUST 2, 2006
Contact:	Lawrence Pemble Judy Zakreski Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL ANNOUNCES CONFERENCE CALL TO DISCUSS ITS RELEASE OF FISCAL 2007 FIRST QUARTER
RESULTS ON FRIDAY, AUGUST 11, 2006

BETHESDA, Maryland, August 2, 2006 — Chindex International, Inc. (NASDAQ: — ,) a leading independent American provider of Western healthcare services and medical products in the People’s Republic of China, announced that it intends to release its financial results for the first quarter ended June 30, 2006 on Friday, August 11, 2006.

Chindex’s management will also host a conference call on Friday, August 11, 2006 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time; 11:00 p.m. China time) to discuss its financial results.

To participate, international callers dial 201-689-8566, domestic callers dial 877-407-0709 approximately 10 minutes before the conference call is scheduled to begin.

The telephone replay will be available two hours after the call at (international) 201-612-7415 and (domestic) 877-660-6853, Account # 286, pass code 209873; and continue to be available through
August 25, 2006.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas. The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-five years of experience, over 950 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Statements contained in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” and elsewhere in this quarterly report, and in other documents filed by the Company with the Securities and Exchange Commission from time to time, including, without limitation, the Company’s annual report on Form 10-K for the year ended March 31, 2006. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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